UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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NeuroOne Medical Technologies Corporation
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 30, 2018
Dear Stockholder:

You are cordially invited to attend the 2018 Annual Meeting of Stockholders of NeuroOne Medical Technologies Corporation to be held at the offices of Northland Securities, 150 South Fifth Street, Suite 3300, Minneapolis, Minnesota 55402, on June 5, 2018 at 9:00 a.m. local time.

The enclosed Notice of 2018 Annual Meeting of Stockholders and the Proxy Statement contain details of the business to be conducted at the Annual Meeting and information you should consider when you vote your shares.

At the Annual Meeting, the agenda includes: (1) to elect the Class I director named in the Proxy Statement to a three-year term, (2) to ratify the appointment our independent registered public accounting firm for the fiscal year ending December 31, 2018, (3) to approve our named executive officers’ compensation in an advisory vote and (4) to conduct an advisory vote on the frequency of future advisory votes on executive compensation. The Board of Directors unanimously recommends that you vote FOR the election of the director nominee, FOR the ratification of the appointment of our independent registered public accounting firm, FOR the approval of the advisory vote to approve our named executive officers’ compensation, and to conduct an advisory vote on the frequency of future advisory votes on executive compensation every THREE YEARS. Your vote is important.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to promptly vote by submitting your proxy via the Internet at the address listed on the proxy card, by telephone at the number listed on the proxy card, or by signing, dating, and returning the enclosed proxy card in the enclosed envelope. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy.

Sincerely,

Dave Rosa
President and Chief Executive Officer

NOTICE OF 2018 ANNUAL
MEETING OF STOCKHOLDERS

WHEN	June 5, 2018 at 9:00 a.m. local time

WHERE	The offices of Northland Securities, 150 South Fifth Street, Suite 3300, Minneapolis, Minnesota 55402

PURPOSE OF MEETING	At the 2018 Annual Meeting, stockholders will vote:
AND AGENDA
1. to elect the Class I director named in the Proxy Statement to a three-year term;

2. to ratify the appointment of our independent registered public accounting firm for 2018;

3. to approve our named executive officers’ compensation in an advisory vote; and

4. to conduct an advisory vote on the frequency of future advisory votes on executive compensation

Stockholders also will transact any other business that may properly come before the meeting or any adjournment or postponement thereof.

WHO CAN VOTE	Stockholders of record at the close of business on April 9, 2018.

VOTING	Your vote is very important. Please submit your proxy or voting instructions as soon as possible, whether or not you plan to attend the Annual Meeting.

ADMISSION TO THE ANNUAL MEETING

All of our stockholders are invited to attend the Annual Meeting. If you attend, you will need to bring valid, government-issued photo identification. The doors to the meeting room will be closed promptly at the start of the meeting.

Sincerely,

Dave Rosa
President and Chief Executive Officer

Eden Prairie, MN
April 30, 2018

NEUROONE MEDICAL TECHNOLOGIES CORPORATION

PROXY STATEMENT FOR 2018 ANNUAL MEETING OF STOCKHOLDERS

TABLE OF CONTENTS

GENERAL INFORMATION ABOUT THE MEETING	1

PROPOSAL NO. 1 ELECTION OF CLASS I DIRECTOR	4

BOARD AND COMMITTEE INFORMATION	7

PROPOSAL NO. 2 RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	10

PROPOSAL NO. 3 ADVISORY VOTE TO APPROVE OUR NAMED EXECUTIVE OFFICERS’ COMPENSATION	11

PROPOSAL NO. 4 ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION	12

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	13

EXECUTIVE OFFICERS	15

EXECUTIVE COMPENSATION	16

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS	26

ADDITIONAL INFORMATION	29

OTHER MATTERS	30

i

NEUROONE MEDICAL TECHNOLOGIES CORPORATION

PROXY STATEMENT FOR THE 2018 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION ABOUT THE MEETING

Our Board of Directors (the “Board”) solicits your proxy on our behalf for the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) and at any postponement or adjournment of the Annual Meeting for the purposes set forth in this Proxy Statement and the accompanying Notice of 2018 Annual Meeting of Stockholders (the “Notice”). The Annual Meeting will be held at the offices of Northland Securities, 150 South Fifth Street, Suite 3300, Minneapolis, Minnesota 55402, on Tuesday, June 5, 2018 at 9:00 a.m. local time. This Proxy Statement is first being sent to stockholders on or about April 30, 2018.

Unless we state otherwise or the context otherwise requires, references in this proxy statement to “we,” “our,” “us”, the “Company” or “Successor” are to NeuroOne Medical Technologies Corporation, a Delaware corporation, together with our consolidated subsidiary following the consummation of the business combination we consummated on July 20, 2017, whereby we acquired all of the outstanding equity of NeuroOne, Inc. (the “Acquisition”), and any such references relating to periods prior to the Acquisition, including to “NeuroOne, Inc.” or “NeuroOne” refer to NeuroOne, Inc., our accounting predecessor in the Acquisition. References to “Original Source Entertainment” and “Original Source Entertainment, Inc.” are to our company prior to completion of the Acquisition when we were a “shell company” within the meaning of Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). “NeuroOne Shares” refers to the shares of common stock of NeuroOne, Inc. prior to the Acquisition, which in the Acquisition, were converted into shares of our Common Stock at an exchange ratio of 17.0103706 shares of our Common Stock for every one NeuroOne Share (the “Exchange Ratio”). Prior to the closing of the Acquisition, we changed our name to NeuroOne Medical Technologies Corporation.

Purpose of the Meeting

At the meeting, stockholders will act upon the proposals described in this proxy statement. In addition, we will consider any other matters that are properly presented for a vote at the meeting. We are not aware of any other matters to be submitted for consideration at the meeting. If any other matters are properly presented for a vote at the meeting, the persons named in the proxy, who are officers of the company, have the authority in their discretion to vote the shares represented by the proxy.

Record Date; Quorum

Only holders of record of NeuroOne Medical Technologies Corporation common stock, par value of $0.001 per share (the “Common Stock”), at the close of business on April 9, 2018, the record date, will be entitled to vote at the Annual Meeting. At the close of business on April 9, 2018, 7,864,994 shares of Common Stock were outstanding and entitled to vote.

The holders of a majority of the outstanding shares of stock entitled to vote at the meeting as of the record date must be present, in person or by proxy duly authorized at the meeting in order to hold the meeting and conduct business. This presence is called a quorum. Your shares are counted as present at the meeting if you are present and vote in person at the meeting or if you have properly submitted a proxy.

Voting Rights; Required Vote

Each holder of shares of Common Stock is entitled to one vote for each share of Common Stock held as of the close of business on April 9, 2018, the record date. You may vote all shares owned by you at such date, including (1) shares held directly in your name as the stockholder of record and (2) shares held for you as the beneficial owner in street name through a broker, bank, trustee or other nominee. Dissenters’ rights are not applicable to any of the matters being voted on.

Stockholder of Record: Shares Registered in Your Name. If on April 9, 2018, your shares were registered directly in your name with our transfer agent, Action Stock Transfer Corporation, then you are considered the stockholder of record with respect to those shares. As a stockholder of record, you may vote at the meeting, or vote in advance through the Internet, by telephone or by mail.

Beneficial Owner: Shares Registered in the Name of a Broker or Nominee. If on April 9, 2018, your shares were held in an account with a brokerage firm, bank or other nominee, then you are the beneficial owner of the shares held in street name. As a beneficial owner, you have the right to direct your broker on how to vote the shares held in your account, and your broker has enclosed or provided voting instructions for you to use in directing it on how to vote your shares. Because the brokerage firm, bank or other nominee that holds your shares is the stockholder of record, if you wish to attend the meeting and vote your shares you must obtain a valid proxy from the firm that holds your shares giving you the right to vote the shares at the meeting.

Votes Required to Adopt Proposals. Each director will be elected by a plurality of the votes of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. This means that the individual nominated for election to the Board at the Annual Meeting receiving the highest number of “FOR” votes will be elected. You may either vote “FOR” the nominee or “WITHHOLD” your vote with respect to the nominee. You may not cumulate votes in the election of directors. Approval of the other proposals will be obtained if the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote at the Annual Meeting vote “FOR,” in the case of proposals 2 and 3, or for “THREE YEARS,” in the case of proposal 4.

A proxy submitted by a stockholder may indicate that the shares represented by the proxy are not being voted (stockholder withholding) with respect to a particular matter. In addition, a broker may not be permitted to vote on shares held in street name on a particular matter in the absence of instructions from the beneficial owner of the stock (broker non-vote). The shares subject to a proxy which are not being voted on a particular matter because of either stockholder withholding or broker non-votes will count for purposes of determining the presence of a quorum. Abstentions and broker non-votes will have no effect on proposal 1. For proposals 2, 3 and 4, abstentions and broker non-votes will have no effect on the outcome unless you return your proxy or attend the Annual Meeting and select “ABSTAIN”, which will have the same effect as an “AGAINST” vote.

The Board recommends a vote FOR the director nominee listed in this proxy statement, FOR the ratification of BDO USA, LLP’s appointment, FOR the approval, on an advisory basis, of the compensation of our named executive officers and for an advisory vote on named executive officer compensation every THREE YEARS.

Voting Instructions; Voting of Proxies

If you are a stockholder of record, you may:

•         Vote in person — we will provide a ballot to stockholders who attend the Annual Meeting and wish to vote in person. Submitting a proxy will not prevent a stockholder from attending the Annual Meeting, revoking their earlier-submitted proxy, and voting in person.

•         Vote through the Internet — you may vote through the Internet. To vote by Internet, you will need to use a control number provided to you in the materials with this proxy statement and follow the additional steps when prompted. The steps have been designed to authenticate your identity, allow you to give voting instructions, and confirm that those instructions have been recorded properly.

•         Vote by telephone — if you received your annual meeting materials by paper delivery, you may vote by telephone as indicated on your enclosed proxy card or voting instruction card. To vote by telephone, you will need to use a control number provided to you in the materials with this proxy statement and follow the voting instructions.

•         Vote by mail — complete, sign and date the accompanying proxy card and return it as soon as possible before the Annual Meeting in the envelope provided.

Votes submitted through the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on June 4, 2018. Submitting your proxy, whether through the Internet, by telephone or by mail, will not prevent a stockholder from attending the Annual Meeting, revoking their earlier-submitted proxy, and voting in person. If you are not the stockholder of record, please refer to the voting instructions provided by your nominee to direct it on how to vote your shares. You may either vote “FOR” the nominee to the Board, or you may withhold your vote from the nominee. For Proposals 2 and 3, you may vote “FOR” or “AGAINST” or “ABSTAIN” from voting. For Proposal 4, you may vote “ONE YEAR”, “TWO YEARS”, “THREE YEARS” or “ABSTAIN”. Your vote is important. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure that your vote is counted.

All proxies will be voted in accordance with the instructions specified on the proxy card. If you sign a physical proxy card and return it without instructions as to how your shares should be voted on a particular proposal at the Annual Meeting, your shares will be voted in accordance with the recommendations of our Board stated above.

If you do not vote and you hold your shares in street name, and your broker does not have discretionary power to vote your shares, your shares may constitute “broker non-votes” (as described above).

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. To make certain all of your shares are voted, please complete, sign and return each proxy card to ensure that all of your shares are voted.

Expenses of Soliciting Proxies

We will pay the expenses associated with soliciting proxies. Following the original distribution and mailing of the solicitation materials, we or our agents may solicit proxies by mail, electronic mail, telephone, facsimile, by other similar means, or in person. Our directors, officers and other employees, without additional compensation, may solicit proxies personally or in writing, by telephone, e-mail or otherwise. Following the original distribution and mailing of the solicitation materials, we will request brokers, custodians, nominees and other record holders to forward copies of those materials to persons for whom they hold shares and to request authority for the exercise of proxies. In such cases, we, upon the request of the record holders, will reimburse such holders for their reasonable expenses.

Revocability of Proxies

A stockholder of record who has given a proxy may revoke it at any time before the closing of the polls by the inspector of elections at the meeting by:

•         delivering to our Secretary (by any means, including facsimile) a written notice stating that the proxy is revoked;

•         signing and delivering a proxy bearing a later date;

•         voting again through the Internet or by telephone; or

•         attending and voting at the Annual Meeting (although attendance at the meeting will not, by itself, revoke a proxy).

Please note, however, that if your shares are held of record by a brokerage firm, bank or other nominee and you wish to revoke a proxy, you must contact that firm to revoke or change any prior voting instructions.

Voting Results

Voting results will be tabulated and certified by the inspector of elections appointed for the Annual Meeting. The preliminary voting results will be announced at the Annual Meeting. The final results will be tallied by the inspector of elections and filed with the Securities and Exchange Commission (the “SEC”) in a current report on Form 8-K within four business days of the Annual Meeting.

PROPOSAL NO. 1
ELECTION OF CLASS I DIRECTOR

Our Board of Directors is divided into three classes. Members of each class serve staggered three-year terms. Our Class I director will stand for election at this meeting. The terms of office of directors in Class II and Class III do not expire until the annual meetings of stockholders to be held in 2019 and 2020, respectively.

Director Nominee

Our Board has nominated Paul Buckman, age 62, for election as a Class I director to serve for a three-year term ending at the 2021 annual meeting or until his successor is elected and qualified. Mr. Buckman is a current member and Chairman of our Board and has consented to serve if elected.

Mr. Buckman will be elected by a plurality of the votes present in person or represented by proxy at the Annual Meeting and entitled to vote. This means that the individual nominated for election to the Board at the Annual Meeting receiving the highest number of “FOR” votes will be elected. You may either vote “FOR” the nominee or “WITHHOLD” your vote with respect to the nominee. Shares represented by proxies will be voted “FOR” the election of the Class I nominee, unless the proxy is marked to withhold authority to so vote. If any nominee is unable or unwilling to serve at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee chosen by the present Board, or the Board will have a vacancy, which it may fill at a later date or reduce the size of the Board. We have no reason to believe that the nominee will be unwilling or unable to serve if elected as a director. Additional information regarding the directors and director nominee of the Company is set forth below.

Paul Buckman

Mr. Buckman has served as Chairman of the Board of the Company since August 2017 and as Chairman of the Board of our wholly-owned subsidiary, NeuroOne, Inc., since October 2016. He is currently the general manager of TMVR for LivaNova PLC. Prior to joining LivaNova, Mr. Buckman served as chief executive officer of Conventus Orthopaedics, a Minnesota-based company specializing in peri-articular bone fracture fixation, from September 2013 until March 2017. Mr. Buckman was chief executive officer of Sentreheart, Inc., a medical technology company focused on closure of various anatomic structures, from February 2012 to September 2013. Previously, Mr. Buckman served as chief executive officer and chairman of Pathway Medical Technologies, Inc., a medical device company focused on treatment of peripheral arterial disease, from September 2008 to February 2012; as chief executive officer of Devax, Inc., a developer and manufacturer of drug eluting stents, from December 2006 to September 2008; as president of the cardiology division of St. Jude Medical, Inc., a publicly traded diversified medical products company, from August 2004 to December 2006; and as chairman of the board of directors and chief executive officer of ev3, LLC, a Minnesota-based medical device company focused on endovascular therapies that Mr. Buckman founded and developed into an $80 million business, from January 2001 to January 2004. Mr. Buckman has worked in the medical device industry for over 30 years, including 10 years at Scimed Life Systems, Inc. and Boston Scientific Corporation, a publicly traded medical device manufacturer, where he held several executive positions before becoming president of the cardiology division of Boston Scientific in January 2000. Mr. Buckman also currently serves as a business advisory board member for Bio Star Ventures, and as a director for Ablative Solutions, Inc., Aortica, Inc., Miromatrix, Inc. and Xtent Medical. He previously served as a director of Conventus Orthopaedics, Caisson Interventional LLC, Velocimed, Inc., where he was a co-founder, EndiCor, Inc., Microvena, Inc., Sunshine Heart, Inc, a publicly-held early-stage medical device company, and Micro Therapeutics, Inc. Mr. Buckman received a Master’s degree in Business Administration and Finance and a B.A. degree in Business Administration from Western Michigan University.

We believe that Mr. Buckman’s strong executive experience in medical device companies provides the Company with valuable guidance on product development and operational matters.

Continuing Directors

The directors who are serving for terms that end following the Annual Meeting are as follows:

NAME	AGE	TITLE	CLASS
Dave Rosa	54	Chief Executive Officer, President and Director	Class II
Suraj Kalia	46	Director	Class III
Jeffrey Mathiesen	57	Director	Class III

David Rosa

Mr. Rosa has served as the Chief Executive Officer, President and a director of the Company since July 2017 and as Chief Executive Officer and a director of our wholly-owned subsidiary, NeuroOne, Inc., since October 2016. From November 2009 to November 2015, Mr. Rosa served as the chief executive officer and president of Sunshine Heart, Inc., a publicly-held early-stage medical device company. From 2008 to November 2009, Mr. Rosa served as chief executive officer of Milksmart, Inc., a company that specializes in medical devices for animals. From 2004 to 2008, Mr. Rosa served as the vice president of global marketing for cardiac surgery and cardiology at St. Jude Medical.

Mr. Rosa’s qualifications to serve on the Board include his senior leadership experience in the medical device industry. In addition, his day-to-day leadership of the Company gives him critical insights into the Company’s operations, strategy and competition, and he facilitates the Board’s ability to perform its oversight function. Throughout his career at the Company and his former positions, he has demonstrated strong technical, strategic, and operational expertise, and he possesses in-depth knowledge of the medical device industry on a global basis.

Suraj Kalia

Mr. Kalia has served as a member of our Board since August 2017 and as a director of our wholly-owned subsidiary, NeuroOne, Inc., since March 2017. He currently serves as a managing director and senior research analyst at Northland Capital Markets, where he covers the medical technology sector, after rejoining the firm in August 2012. His previous positions include managing director and senior medical device analyst at Rodman & Renshaw Capital Group, senior vice president at Madison Williams and Company LLC, senior research analyst at Piper Jaffray Companies, and project manager at Entegris, Inc. as part of the Business Development & Engineering groups.

Mr. Kalia has served as a member of the Advisory Board of Levitronix, LLC from 2009 until its acquisition by Thoratec Corporation in 2011. He has more than 18 years of experience working in the financial and health care industries. Mr. Kalia has also served as an Adjunct Professor of Finance and taught MBA level courses on Investment Theory and Mergers & Acquisitions at University of St. Thomas.

Mr. Kalia holds the Chartered Financial Analyst (CFA) designation. He received a Master’s of Business Administration degree in Finance from the University of St. Thomas in Minneapolis, a Bachelor’s degree in Chemical Engineering from the Indian Institute of Technology in Bombay, India and a Master’s degree in Chemical Engineering from Stevens Institute of Technology in Hoboken, N.J.

We believe that Mr. Kalia’s extensive background in the financial and medtech industry bring important practical experience from a financial and strategic perspective. In addition, his engineering background enables him to provide key insights with respect to the Company’s product development strategy.

Jeffrey Mathiesen

Mr. Mathiesen has served as a member of the Board of the Company since August 2017 and as a director of our wholly-owned subsidiary, NeuroOne, Inc., since April 2017. NeuroOne, Inc. He currently serves as the chief financial officer of Gemphire Therapeutics Inc., a publicly-held clinical-stage biopharmaceutical company developing therapies for patients with cardiometabolic disorders, a position he has held since September 2015. From August 2015 to September 2015 he was a consultant to Gemphire. Prior to joining Gemphire, Mr. Mathiesen served as chief financial officer of Sunshine Heart, Inc., a publicly-held early-stage medical device company, from March 2011 to January 2015. From December 2005 to April 2010, Mr. Mathiesen served as vice president and chief financial officer of Zareba Systems, Inc., a manufacturer and marketer of medical products, perimeter fencing and security systems, which was purchased by Woodstream Corporation in April 2010. Mr. Mathiesen has

held executive positions with publicly traded companies dating back to 1993, including vice president and chief financial officer positions. Mr. Mathiesen also serves as a director, audit committee chairman and nominating and governance committee member of Sun BioPharma, Inc., a publicly traded clinical stage biopharmaceutical company that develops therapies for pancreatic diseases. Mr. Mathiesen received a B.S. in Accounting from the University of South Dakota and is also a Certified Public Accountant.

We believe that Mr. Mathiesen brings financial insight and leadership and a wealth of experience in capital markets to the Board, as well as knowledge of public company accounting and financial reporting requirements and familiarity with the life sciences industry.

Non-Employee Director Compensation

We have not historically paid cash retainers or other cash compensation with respect to service on the Board, except for reimbursement of direct expenses incurred in connection with the business of the Company. The Company granted stock options to its non-employee directors in connection with their appointment to the Board under the 2016 Plan. Specifically, in April 2017, NeuroOne, Inc. granted an option to purchase 2,000 NeuroOne Shares (34,020 shares, as converted based on the Exchange Ratio) to each of Mr. Buckman, Mr. Kalia and Mr. Mathiesen, at an exercise price of $0.59 per NeuroOne Share ($0.035 per share of our Common Stock). Mr. Rosa’s compensation as an executive officer is set forth above under “Executive Compensation — Summary Compensation Table.” Mr. Samad, the sole officer and director of Original Source Entertainment prior to the Acquisition, did not receive any compensation for services rendered to Original Source Entertainment.

The following table provides compensation information for the fiscal year ended December 31, 2017 for each non-employee member of our Board.

Name	Option Awards ($)(1)	Total ($)
Paul Buckman	$485	$485
Suraj Kalia	$485	$485
Jeff Mathiesen	$485	$485

____________

(1)      These amounts reflect the aggregate grant date fair value of the options granted to our non-employee directors. See Note 10 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017.

On March 29, 2018, our Board approved a Non-Employee Director Compensation Policy effective as of January 1, 2018 whereby our non-employee directors will receive a mix of cash and share-based compensation intended to encourage non-employee directors to continue to serve on our Board, further align the interests of the directors and stockholders, and attract new non-employee directors with outstanding qualifications. Directors who are employees or officers of the Company do not receive any additional compensation for Board service.

Pursuant to this policy, each of our non-employee directors will receive an annual retainer of $50,000, except that our non-executive chairman will receive an annual retainer of $100,000. Additionally, the Chairman and members of our Audit Committee will receive an additional annual payment of $12,500 and $5,000, respectively, and the Chairmen and members of each of our Compensation and Nominating and Corporate Governance Committees, if any are formed in the future, will receive an additional annual payment of $10,000 and $4,000, respectively. Such annual cash retainers will be earned beginning on the effective date of the policy but shall not be payable until the last day of the fiscal quarter in which the Company consummates an equity financing wherein it receives at least $3 million in gross cash proceeds. On the date of each annual stockholder meeting of the Company commencing with the 2019 annual meeting of stockholders, each director shall receive an annual equity award with an aggregate value on the date of grant of $50,000, one third of which will be in the form of an option and two thirds of which will be in the form of a restricted stock unit award, each of which will vest in a series of 12 equal monthly installments subject to the director’s continued service. Newly appointed directors, on the date of their appointment, will receive a pro rata equity award, reflecting a reduction for each month prior to the date of grant that has elapsed since the preceding annual stockholder meeting.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINATED CLASS I DIRECTOR.

BOARD AND COMMITTEE INFORMATION

We are committed to good corporate governance practices. These practices provide an important framework within which our Board and management pursue our strategic objectives for the benefit of our stockholders.

Board Leadership Structure

Our Board is currently chaired by Paul Buckman, who has authority, among other things, to call and preside over meetings of our Board, to set meeting agendas and to determine materials to be distributed to the Board and, accordingly, has substantial ability to shape the work of the Board. The positions of our chairman of the Board and Chief Executive Officer are presently separated. Separating these positions allows our Chief Executive Officer, Mr. Rosa, to focus on our day-to-day business, while allowing Mr. Buckman to lead the Board.

Role of the Board in Risk Oversight

Our Board does not have a standing risk management committee, but rather administers this oversight function directly through their Board as a whole. The Board’s risk oversight is administered primarily through the following:

•         review and approval of an annual business plan;

•         review of a summary of risks and opportunities at meetings of the Board;

•         review of business developments, business plan implementation and financial results;

•         oversight of internal controls over financial reporting; and

•         review of employee compensation and its relationship to our business plans.

Director Independence

We are not currently listed on a national securities exchange or in an inter-dealer quotation system that has requirements that a majority of our Board be independent. However, our Board has undertaken a review of the independence of the directors and considered whether any director has a material relationship with us that could compromise his ability to exercise independent judgment in carrying out his or her responsibilities applying Nasdaq independence standards. As a result of this review, our Board has determined that, Messrs. Buckman, Kalia and Mathiesen, representing three of our four directors, are “independent directors.” Mr. Rosa is not considered independent due to his service as an executive officer of the Company. Prior to the Acquisition, Mr. Samad was Original Source Entertainment’s sole executive officer and director and was not considered independent.

Structure and Operation of the Board

Because our Common Stock is quoted on the OTCQB Marketplace, the Company is not subject to the listing requirements of any securities exchange regarding committee matters. We do not have standing compensation or nominating committees of our Board. However, the full Board performs all of the functions of a standing compensation committee and nominating committee.

Nomination of Directors

Our Board does not currently have a standing nominating committee, and thus we do not have a nominating committee charter. Due to our small size and limited operations to date, the Board determined that it was appropriate for the entire Board to act as the nominating committee. The full Board currently has the responsibility of selecting individuals to be nominated for election to the Board. Board candidates are identified by existing directors or members of management. The Board considers the needs for the Board as a whole when identifying and evaluating nominees and, among other things, considers diversity in background, age, experience, qualifications, attributes and skills in identifying nominees, although it does not have a formal policy regarding the consideration of diversity. In 2017, the Board did not employ a search firm or pay fees to other third parties in connection with identifying or evaluating Board nominee candidates.

The Board will consider director candidates recommended by stockholders so long as such recommendations are sent on a timely basis and are otherwise in accordance with our Certificate of Incorporation, our Bylaws and applicable law. Any such candidates will be evaluated on the same basis as other candidates being evaluated by the

Board. Information with respect to such candidates should be sent to NeuroOne Medical Technologies Corporation, c/o Mr. David Rosa, 10006 Liatris Lane, Eden Prairie, Minnesota 55347. See “Additional Information — Stockholder Proposals to be Presented at Next Annual Meeting” for additional information. We did not receive any nominations of directors by stockholders for the Annual Meeting.

Compensation Committee Related Function

Our Board does not currently have a standing compensation committee, and thus we do not have a compensation committee charter. The Company’s executive compensation program is administered by the independent directors, who determine the compensation of the Chief Executive Officer and, considering the recommendations of the Chief Executive Officer, other executive officers of the Company. In reviewing the compensation of our executive officers, the independent directors consider published compensation surveys and current market conditions.

Audit Committee Matters

The audit committee reviews with management and the Company’s independent public accountants the Company’s financial statements, the accounting principles applied in their preparation, the scope of the audit, any comments made by the independent accountants upon the financial condition of the Company and its accounting controls and procedures and such other matters as the audit committee deems appropriate. The audit committee’s charter is available on our website, www.neurooneinc.com, under Investors — Corporate Governance.

The audit committee currently consists of three directors: Mr. Buckman, Mr. Kalia and Mr. Mathiesen. The Board has determined that each of Mr. Buckman, Mr. Kalia and Mr. Mathiesen is “independent” under Nasdaq independence standards. Additionally, the Board has determined that each of Mr. Mathiesen and Mr. Buckman qualifies as an “audit committee financial expert” as that term is defined in rules promulgated by the SEC. The designation of an “audit committee financial expert” does not impose upon such persons any duties, obligations or liabilities that are greater than those generally imposed on each of them as a member of the audit committee and the Board, and such designation does not affect the duties, obligations or liabilities of any other member of the audit committee or the Board.

The functions of the audit committee include:

•         Selecting our independent auditors;

•         Reviewing the results and scope of the audit and other services provided by our independent auditors; and

•         Reviewing and evaluating our audit and control functions.

Audit Committee Report

The information contained in the following report is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by us under the Exchange Act or the Securities Act unless and only to the extent that we specifically incorporate it by reference.

The audit committee has reviewed and discussed with our management and BDO USA, LLP our audited consolidated financial statements as of and for the year ended December 31, 2017. The audit committee has also discussed with BDO USA, LLP the matters required to be discussed by Auditing Standard No. 1301 adopted by the Public Company Accounting Oversight Board (United States) regarding “Communication with Audit Committees.”

The audit committee has received and reviewed the written disclosures and the letter from BDO USA, LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with BDO USA, LLP its independence.

Based on the review and discussions referred to above, the audit committee recommended to the Board that the audited consolidated financial statements as of and for the year ended December 31, 2017 be included in our Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the Securities and Exchange Commission.

Audit Committee:

Paul Buckman

Suraj Kalia

Jeffrey Mathiesen

Code of Business Conduct and Ethics

Our Board has adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer and other executive officers. We intend to disclose future amendments to certain provisions of our code of business conduct and ethics, or waivers of these provisions in public filings.

Corporate Governance Guidelines

Our Board has adopted Corporate Governance Guidelines that set forth expectations for directors, director independence standards, Board structure and functions and other policies for the governance of the Company.

Board Meetings and Attendance

The Board meets regularly throughout the year and holds special meetings and acts by written consent from time to time. Following the Acquisition in July 2017, the Board held 3 meetings. The Audit Committee was created in 2018, so there were no meetings of the Audit Committee held during 2017.

During 2017, none of the directors attended fewer than 75% of the aggregate of the total number of meetings held by the Board during his or her tenure. The independent members of the Board also meet separately to discuss such matters as the independent directors consider appropriate. We do not have a policy regarding attendance by directors at the Company’s annual meetings of stockholders.

The Company did not have an annual meeting of stockholders in 2017. Prior to the closing of the Acquisition, Mr. Samad was the only board member of Original Source Entertainment.

Communications with Directors

Stockholders and interested parties who wish to communicate with our Board, non-management members of our Board as a group, or a specific member of our Board (including our Chairman) may do so by letters addressed to the attention of our Secretary, NeuroOne Medical Technologies Corporation, 10006 Liatris Lane, Eden Prairie, Minnesota 55347.

All communications by letter addressed to the attention of our Secretary will be reviewed by the Secretary and provided to the members of the Board unless such communications are unsolicited items, sales materials and other routine items and items unrelated to the duties and responsibilities of the Board.

Considerations in Evaluating Director Nominees

If a vacancy on the Board occurs or the Board increases in size, the Board will actively seek individuals that satisfy its criteria for membership on the Board, and may rely on multiple sources for identifying and evaluating potential nominees, including referrals from our current directors and management.

PROPOSAL NO. 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

BDO USA, LLP, or BDO, audited our financial statements as of and for the year ended December 31, 2017, the financial statements of NeuroOne, Inc. as of and for the year ended December 31, 2016 and for the period from October 7, 2016 to December 31, 2016 and the financial statements of NeuroOne LLC for the period from January 1, 2016 to October 26, 2016 and as of and for the year ended December 31, 2015. We expect that representatives of BDO will be present at the Annual Meeting, will be able to make a statement if they so desire and will be available to respond to appropriate questions.

At the Annual Meeting, the stockholders are being asked to ratify the appointment of BDO as our independent registered public accounting firm for the fiscal year ending December 31, 2018. Our Board is submitting the selection of BDO to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. If this proposal does not receive the affirmative approval of a majority of the votes present in person or by proxy and entitled to vote on the proposal, the Board would reconsider the appointment. Even if our stockholders ratify the selection, our Board, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the Board believes that such a change would be in our best interests and the interests of our stockholders.

Change in Independent Registered Public Accountants Resulting from the Acquisition

Original Source Entertainment’s financial statements as of and for the fiscal years ended December 31, 2016 and 2015 were audited by, and Original Source Entertainment’s financial statements as of and for the first quarter ended March 31, 2017 were reviewed by, Pritchett, Siler & Hardy, P.C., or Pritchett, which served as our independent registered public accountant prior to the Acquisition.

We provided Pritchett a copy of the disclosures in response to Item 304 of Regulation S-K in conjunction with the filing of the Current Report on Form 8-K disclosing the Acquisition, filed with the SEC on July 20, 2017 (the “Acquisition 8-K”), and requested that Pritchett provide us with a letter addressed to the SEC stating whether it agrees with the statements we have made in response to Item 304(a) of Regulation S-K. A copy of such letter was filed as an exhibit to the Acquisition 8-K and is incorporated by reference herein.

Service Fees Paid to the Independent Registered Public Accounting Firms

The following table shows the fees for professional services rendered to us, NeuroOne or Original Source Entertainment by BDO or Pritchett for services in respect of the years ended December 31, 2017 and 2016, which were approved by the Board in accordance with its established policies and procedures.

	FISCAL YEAR 2017				FISCAL YEAR 2016
FEE CATEGORY	BDO		PRITCHETT		BDO	PRITCHETT
Audit fees	$197,801	(1)	—		$84,912	$7300.00
Audit-related fees(2)	$9,218		—		—	—
Tax fees(3)	—		—		—	—
All other fees	—		$300.00	(4)	—	—
Total fees	$207,019		$300.00		$84,912	$7300.00

 ____________

(1)      Audit fees include fees for professional services provided by BDO USA, LLP in connection with the audit of our consolidated financial statements, review of our quarterly consolidated financial statements, and related services that are typically provided in connection with registration statements.

(2)      Audit-related fees include fees billed for assurance and related services reasonably related to the performance of the audit or review of our fiscal years 2017 and 2016 consolidated financial statements that are not included as audit fees.

(3)      Tax fees include fees for tax compliance, advice and planning.

(4)      All other fees include fees for professional services rendered by Pritchett in connection with the Acquisition.

Our Audit Committee is responsible for pre-approving all audit and permitted non-audit and tax services provided by the independent registered public accounting firm.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL NO. 2.

PROPOSAL NO. 3
ADVISORY VOTE TO APPROVE OUR NAMED EXECUTIVE OFFICERS’ COMPENSATION

Our Board proposes that stockholders provide advisory (non-binding) approval of the compensation of our named executive officers, as disclosed in this proxy statement in accordance with the SEC’s rules (commonly known as a “say-on-pay” proposal). We recognize the interest our stockholders have in the compensation of our executives and we are providing this advisory proposal in recognition of that interest and as required by Section 14A of the Exchange Act. In Proposal 4 in this proxy statement, the Board is also seeking the stockholders’ advisory vote on whether they would prefer holding a say-on-pay vote every one, two or three years.

Please read “Executive Compensation” for additional details about our named executive officer compensation program, including information about the target and earned compensation of our named executive officers in 2017.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2018 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Summary Compensation Table, and the other related tables and disclosure.”

The say-on-pay vote is advisory, and therefore not binding on the Company or our Board. We value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Board will evaluate whether any actions are necessary to address those concerns.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL NO. 3.

PROPOSAL NO. 4
ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON
EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, we are asking stockholders to vote on whether future advisory votes on executive compensation of the nature reflected in Proposal No. 3 above should occur every year, every two years or every three years. Stockholders also have the option to abstain from voting on this matter. We will consider the interval selected by the highest number of votes cast to be the recommendation of the stockholders.

The Board believes at this time that say-on-pay votes should be held every three years. Although this advisory vote on frequency is not binding on the Board, the Board values stockholder views as to what is an appropriate frequency for advisory votes on executive compensation, and welcomes the stockholders’ recommendation on this proposal.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE OF “THREE YEARS” FOR PROPOSAL NO. 4.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our Common Stock as of April 9, 2018 for:

•         each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our Common Stock;

•         each of our named executive officers;

•         each of our directors; and

•         all of our current executive officers and directors as a group.

The table lists applicable percentage ownership based on 7,864,994 shares of Common Stock outstanding as of April 9, 2018. In addition, the rules include shares of our Common Stock issuable pursuant to the exercise of stock options and warrants that are either immediately exercisable or exercisable within 60 days of April 9, 2018. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws. Except as otherwise noted below, the address for persons listed in the table is c/o NeuroOne Medical Technologies Corporation, c/o David Rosa, 10006 Liatris Lane, Eden Prairie, Minnesota 55347.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned		Percentage of Ownership(1)
Greater than 5% stockholders
Wade Fredrickson(2) 4825 Suburban Drive Shorewood, Minnesota 55331	2,613,459		33.23%
Chromium 24 LLC(3) 135 East 18th Street New York, New York 10003	790,499		10.05%
Mayo Foundation for Medical Education and Research(4) 200 First Street SW Rochester, Minnesota 55905	859,976		10.93%
Lifestyle Healthcare LLC 404 East 79th Street, Apt 28G New York, New York 10075	643,236		8.18%
Named Executive Officers and Directors
David Rosa	793,822		10.09%
Amer Samad(5)	15,728		*
Paul Buckman	34,020	(6)	*
Suraj Kalia	34,020	(6)	*
Jeffrey S. Mathiesen	34,020	(6)	*
Thomas Bachinski	215,453		2.74%
Mark Christianson	1,423,206		18.10%
All Directors and Officers as a Group (6 persons)	2,534,541		31.8%

____________

*         Less than one percent.

(1)      Based on 7,864,994 shares of Common Stock outstanding.

(2)      Based on Schedule 13D/A filed by Mr. Fredrickson on March 5, 2018. Mr. Fredrickson is our former Vice President of Therapy and Product Development.

(3)      Based on Schedule 13D filed by Chromium 24, LLC on July 13, 2017. Chromium 24, LLC is a Delaware limited liability company that is controlled by John Kalem. Mr. Kalem has sole voting and investment power over these shares.

(4)      Mayo Clinic, a Minnesota corporation, is the controlling corporation of Mayo Foundation for Medical Education and Research. Mayo Clinic disclaims beneficial ownership of these shares.

(5)      Mr. Samad resigned from the board of directors of the Company effective August 4, 2017.

(6)      Consists of an option to purchase 34,020 shares of Common Stock issued pursuant to the 2016 Plan, which are fully vested.

EXECUTIVE OFFICERS

The following table provides information regarding our executive officers as of April 9, 2018:

NAME	AGE	POSITION(S)
David Rosa	54	Chief Executive Officer, President and Director
Mark Christianson	51	Vice President, Business Development and Marketing
Thomas Bachinski	57	Chief Development Officer

See “Proposal No. 1 Election of Class 1 Directors” for biographical and other information regarding Mr. Rosa.

Mark Christianson

Mr. Christianson has served as Vice President of Business Development and Marketing of the Company since July 2017 and of our wholly-owned subsidiary, NeuroOne, Inc., since December 2016. From May 2013 to December 2016 Mr. Christianson served as North American sales manager for Cortec Corporation. From February 2012 to May 2013 Mr. Christianson held the position of business development executive for Robert Half International. From May 2009 to February 2012 Mr. Christianson held the position of regional sales manager for PMT Corporation. Mr. Christianson studied accounting at Augsburg College in Minneapolis. Mr. Christianson brings 15 years of high performing sales, sales management, and project management experience to the team. In addition, he also has contributed to the development and corporate strategy of the Company given his experience in the neurological field and his close relationships with key epilepsy opinion leaders.

Thomas Bachinski

Mr. Bachinski has served as Chief Development Officer of the Company since July 2017 and of our wholly-owned subsidiary, NeuroOne, Inc., since January 2017. From July 2015 to January 2017, Mr. Bachinski served as the vice president of research and development/engineering at Caerus Corporation, a privately held medical device company developing products for both the human medical and animal veterinarian industries. In December 2014, Mr. Bachinski founded FutureWorks Innovative Engineering where technology commercialization strategies are developed and executed for a variety of clients across the medical device industry. Prior to FutureWorks, Mr. Bachinski was vice president of research and development and director of the advanced concept development group at Empi, Inc., developing and commercializing a portfolio of neuro-stimulation devices and technologies. He holds a Master’s degree in Engineering and an MBA. We believe that Mr. Bachinski’s extensive engineering background and accomplishments in technology commercialization in the neurological market space will bring key engineering solutions and insight into our future product portfolio under development and future commercialization efforts, if approved.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows the compensation earned or received during 2017 and 2016 by each of our named executive officers for the years indicated (as determined pursuant to the SEC’s disclosure requirements for executive compensation in Item 402 of Regulation S-K), as well as Mr. Samad, who served as the Chief Executive Officer of Original Source Entertainment from March 6, 2014 until his resignation from such position upon the closing of the Acquisition. Compensation paid to Messrs. Rosa, Bachinski and Christianson prior to the consummation of the Acquisition was paid by our accounting predecessor in the Acquisition, NeuroOne.

Name and Principal Position		Salary ($)	Bonus ($)	Stock Awards ($)		All Other Compensation ($)		Total ($)
Dave Rosa,	2017	356,667	131,600	1,400	(1)	6,098	(2)	495,765
Chief Executive Officer and President	2016	75,000	—	—		2,898	(3)	77,898

Amer Samad,	2017	—	—	—		—		—
Former Chief Executive Officer(4)	2016	—	—	—		—		—

Thomas Bachinski,	2017	211,750	56,595	7,220	(5)	798	(6)	276,363
Chief Development Officer	2016	—	—	—		—		—

Mark Christianson,	2017	200,000	35,000	2,510	(1)	6,498	(7)	244,008
Vice President, Business Development and Marketing	2016	16,667	—	—		830	(8)	17,497

____________

(1)      In October 2016, NeuroOne issued founders’ shares to seven individuals, including Mr. Rosa and Mr. Christianson. Such individuals did not pay the purchase price for the shares. The purchase price owed by the seven individuals for the founders’ shares under their respective subscription agreements totaling $9,050 was recorded as share subscription receivable in 2016. The receivable was forgiven by NeuroOne prior to the Acquisition in June 2017.

(2)      Represents an $800 per month car allowance that Mr. Rosa received from January 2017 until August 4, 2017, the effective date of his amended employment agreement, and a $498 life insurance premium paid in 2017.

(3)      Represents an $800 per month car allowance commencing in October 2016 and a $498 life insurance premium paid in 2016.

(4)      Mr. Samad was Original Source Entertainment’s sole executive officer and director prior to the Acquisition and did not receive any compensation for his services rendered to Original Source Entertainment in 2017 or 2016.

(5)     Pursuant to his offer letter with NeuroOne, Mr. Bachinski was granted a restricted stock award under the 2016 Plan for 12,666 NeuroOne Shares (215,453 shares, as converted based on the Exchange Ratio), which was subject to certain performance vesting conditions related to product development and was fully vested in 2017. The amount reported reflects the grant date fair value of such restricted stock award.

(6)      Represents life insurance premium paid in 2017.

(7)     Represents a $500 per month car allowance and a $498 life insurance premium paid in 2017.

(8)      Represents a $500 per month car allowance, which was received for December 2016, and a $330 life insurance premium paid in 2016.

Narrative to Summary Compensation Table

Our Board sets the annual compensation for our named executive officers. As we are a development-stage company with only three employees and commenced our operational efforts in 2016, we have not hired a compensation consultant and do not currently target a specific competitive position or a specific mix of compensation among base salary, bonus or long-term incentives. Except for car allowances provided to Mr. Rosa and Mr. Christianson and payment of a portion of the premiums for life, medical and disability insurance for all employees, NeuroOne, Inc. did not, and we do not, provide perquisites or personal benefits to our named executive officers.

In October 2016, NeuroOne entered into an employment agreement with Mr. Rosa that governed the terms of his employment with us through August 3, 2017. Pursuant to the agreement, Mr. Rosa was entitled to an annual base salary of $300,000 per year, and was eligible to earn an annual performance bonus of up to 40% of his base salary, as determined by our Board. Mr. Rosa was also entitled to an equity award equal to 14% of the fully diluted equity of NeuroOne.

Following the Acquisition, in August 2017, the Company entered into a new employment agreement with Mr. Rosa (the “Amended Employment Agreement”) that established his base salary of at least $376,000 (which shall be reviewed by the Board at least annually) and an annual performance bonus of up to 50% of his base salary, as determined by the Board. Mr. Bachinski’s and Mr. Christianson’s 2017 base salaries of $231,000 and $200,000, respectively, and annual performance bonuses of up to 25% of base salary were established in offer letters negotiated in connection with their hiring. Taking into account his contributions to the Company, Mr. Bachinski’s annual performance bonus target was increased from his offer letter to 35% of base salary for 2017.

In connection with the Acquisition, the named executive officers of NeuroOne were appointed as officers of the Company.

The Board approved payment of Mr. Rosa’s bonus at 70% of target and authorized Mr. Rosa, in his discretion, to approve and pay bonuses to Mr. Bachinski and Mr. Christianson of up to 70% of target. In approving discretionary bonus payments, the Board considered the achievement of various corporate objectives related to company financing goals, regulatory submission preparation, research and development, adhering to budget and establishing an advisory board.

For fiscal 2018, our Board approved a 2% cost of living increase in the base salaries of our officers and made no adjustment to the officers’ annual performance bonus targets. For 2018, the Board has set various corporate objectives relating to company financing goals, regulatory submissions, hiring additional staff and certain research and development milestones that it will consider in approving bonus payments for 2018.

Employment Agreements

We have an employment agreement with our Chief Executive Officer, Mr. Rosa. We have entered into offer letters with each of our other executive officers, as described above. Each of our named executive officers has also executed our standard form of proprietary information, inventions assignment and non-competition agreement.

Mr. Rosa’s Amended Employment Agreement was effective on August 4, 2017, continues through the third anniversary and automatically renews for an additional one-year period at the end of the initial term and each anniversary thereafter, provided that Mr. Rosa notifies the Board of such renewal at least 30 days prior to the expiration of the initial term or any renewal terms and the Board does not notify Mr. Rosa of its intention not to renew the Amended Employment Agreement. Under the terms of the Amended Employment Agreement, Mr. Rosa is entitled to an initial annual base salary at least equal to $376,000, reviewed at least annually, and is eligible to earn an annual performance bonus of up to 50% of his base salary, as determined by our Board.

The Amended Employment Agreement also entitles Mr. Rosa to, among other benefits, the following compensation: (i) an opportunity to participate in any stock option, performance share, performance unit or other equity based long-term incentive compensation plan commensurate with the terms and conditions applicable to other senior executive officers; and (ii) participation in welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent available generally or to our other senior executive officers. Mr. Rosa is entitled to receive a target award value, determined in accordance with the policies and practices generally available to other senior executive officers, for an annual cash bonus and if determined by the Board or a committee of the Board, a long-term incentive bonus. Mr. Rosa is entitled to retain all shares of Common Stock he held as of the commencement date. Mr. Rosa is also additionally entitled to certain severance benefits.

Pursuant to the Amended Employment Agreement, regardless of the manner in which Mr. Rosa’s service terminates, Mr. Rosa is entitled to receive amounts earned during his term of service, including salary and other benefits.

The Company is permitted to terminate Mr. Rosa’s employment for the following reasons: (i) death or disability, (ii) Termination for Cause (as defined below) or (iii) for any other reason or no reason.

Mr. Rosa is permitted Termination for Good Reason (as defined below) of his employment. In addition, he may terminate his employment upon written notice to the Company 30 days prior to the effective date of such termination.

In the event of Mr. Rosa’s death during the employment period or a termination due to his disability, his beneficiaries or legal representatives shall be provided the sum of (i) any annual base salary earned, but unpaid, for services rendered to the Company on or prior to the date on which the employment period ends and (ii) certain other benefits provided for in the employment agreement (the “Unconditional Entitlements”).

In the event of Mr. Rosa’s Termination for Cause by the Company or the termination of Mr. Rosa’s employment as a result of his resignation other than a Termination for Good Reason, Mr. Rosa shall be provided the Unconditional Entitlements.

In the event of a Termination for Good Reason by Mr. Rosa or the exercise by the Company of its termination rights to terminate Mr. Rosa other than by Termination for Cause, death or disability, Mr. Rosa shall be provided the Unconditional Entitlements and, subject to such officer signing and delivering to the Company and not revoking a general release of claims in favor of the Company and certain related parties, the Company shall provide Mr. Rosa a severance amount equal to the aggregate annual base salary he would have earned from the day after his termination date through the end of the employment period and a prorated portion of his cash bonus for the year in which the termination date occurs, provided, however, in no event would the severance amount be less than 12 months or more than 18 months of his annual base salary, continued health insurance coverage for 12 months following his termination date, provided that such coverage shall cease if Mr. Rosa becomes eligible to receive health insurance coverage from another employer group health plan, vesting of all stock options in accordance with the stock option award documents, subject to the same conditions that would be applicable to Mr. Rosa if he remained employed through the end of the employment period and continued vesting of equity awards in accordance with the terms of the award agreements, provided, however, Mr. Rosa would have 90 days from the termination date to exercise any vested options (the “Conditional Benefits”).

In the event of a change in control during the employment period or within two years after a change in control, if the Company terminates Mr. Rosa other than due to Mr. Rosa’s death or disability or a Termination for Cause, or Mr. Rosa effects a Termination for Good Reason, the Company will pay to Mr. Rosa, in a lump sum in cash within 30 days after the termination date, the aggregate of: (i) the Unconditional Entitlements; and (ii) the amount equal to the product of 1.5 times the sum of (y) Mr. Rosa’s annual base salary, and (z) the greater of the target bonus for the then current fiscal year under the Plans or any successor annual bonus plan and the average annual bonus paid to or for the benefit of Mr. Rosa for the prior three full years (or any shorter period during which Mr. Rosa had been employed by the Company). In addition, the Company shall provide Mr. Rosa the Conditional Benefits minus Mr. Rosa’s severance amount.

Under the Amended Employment Agreement, “Termination for Cause” means a termination of Mr. Rosa’s employment by the Company due to (A) an act or acts of dishonesty undertaken by Mr. Rosa and intended to result in substantial gain or personal enrichment to Mr. Rosa at the expense of the Company, (B) unlawful conduct or gross misconduct that is willful and deliberate on Mr. Rosa’s part and that, in either event, is materially injurious to the Company, (C) the conviction of Mr. Rosa of, or Mr. Rosa’s entry of a no contest or nolo contendere plea to, a felony, (D) breach by Mr. Rosa of his fiduciary obligations as an officer or director of the Company, (E) a persistent failure by Mr. Rosa to perform his duties and responsibilities of his employment under the Amended Employment Agreement, which failure is not remedied by Mr. Rosa within 30 days after his receipt of written notice from the Company of such failure, provided, however, the Company is not obligated to provide written notice and opportunity to cure if the action or conduct is not reasonably susceptible to cure; or (F) material breach of any terms and conditions of the Amended Employment Agreement, any contract or agreement between Mr. Rosa and the Company, or of any Company policy, or of any statutory duty he owes to the Company, which breach has not been cured by Mr. Rosa within ten days after written notice thereof to Mr. Rosa from the Company.

Under the Amended Employment Agreement, “Termination for Good Reason” means a termination of Mr. Rosa’s employment by Mr. Rosa within 30 days of the Company’s failure to cure, in accordance with the procedures set forth below, any of the following events: (A) a reduction in his annual base salary as in effect immediately prior to such reduction by more than 10% without his written consent, unless such reduction is made pursuant to an across the board reduction applicable to all senior executives of the Company; (B) a material reduction in his duties, position and responsibilities as in effect immediately prior to such reduction without his written consent, provided, however, that a mere change in title or reporting relationship following a Change in Control by itself will not constitute “Good Reason” for Executive’s resignation, and further provided that the acquisition of the Company and subsequent conversion of the Company to a division or unit of the acquiring entity will not by itself result in a “reduction” of duties, position or responsibility; or (C) a material breach of any material provision of the Amended Employment Agreement by the Company. A termination by Mr. Rosa shall not be treated as a Termination for Good Reason if Mr. Rosa consented in writing to the occurrence of the event giving rise to the claim of Termination for Good Reason or unless Mr. Rosa shall have delivered a written notice to the Board within 45 days of Mr. Rosa’s having actual knowledge of the occurrence of one of such events stating that Mr. Rosa intends to terminate his employment by Termination for Good Reason and specifying the factual basis for such termination, and such event, if capable of being cured, shall not have been cured within 21 days of the receipt of such notice.

Outstanding Equity Awards at Fiscal Year-End

None of our named executive officers held any stock that has not vested, unexercised stock options or other equity incentive plan awards as of December 31, 2017.

2016 Equity Incentive Plan

In October 2016 NeuroOne’s board of directors adopted and its stockholders approved the 2016 Equity Incentive Plan (the “2016 Plan”). In connection with the Acquisition, we assumed the 2016 Plan. As of December 31, 2017, there were outstanding options to purchase a total of 365,716 shares of Common Stock issued and outstanding under the 2016 Plan and 215,453 restricted shares of Common Stock granted under the 2016 Plan. We anticipate that no additional awards will be granted under the 2016 Plan, and all awards will be granted under the 2017 Equity Incentive Plan (the “2017 Plan”).

Description of the Plan

The 2016 Plan authorizes the Board to provide incentive compensation in the form of stock options, stock appreciation rights and restricted stock and stock units. Under the 2016 Plan, the Board is authorized to issue up to 992,266 shares of Common Stock.

The Board, or a duly authorized committee thereof, has the authority to administer the 2016 Plan. The Board may also delegate to one or more of its officers the authority to (i) designate officers and employees to be recipients of certain stock awards, and (ii) determine the number of shares of Common Stock to be subject to such stock awards. Subject to the terms of the 2016 Plan, the Board or the authorized committee, referred to therein as the plan administrator, determines recipients, dates of grant, the numbers and types or combination of types of stock awards to be granted and the terms and conditions of the stock awards, including the vesting schedule applicable to a stock award. Subject to the limitations set forth below, the plan administrator also determines the exercise price, strike price or purchase price of awards granted and the types of consideration to be paid for the award.

The plan administrator has the authority to modify outstanding awards under the 2016 Plan. Subject to the terms of the 2016 Plan, the plan administrator has the authority to reduce the exercise, purchase or strike price of any outstanding stock award, cancel any outstanding stock award in exchange for new stock awards, cash or other consideration, or take any other action that is treated as a repricing under generally accepted accounting principles, with the consent of any adversely affected participant.

Stock Options

The plan administrator determines the term of stock options granted under the 2016 Plan, up to a maximum of 10 years. Unless the terms of an optionholder’s stock option agreement provides otherwise, if an optionholder’s service relationship with the Company, or any of its affiliates, ceases for any reason other than disability, death or cause, the optionholder may generally exercise any vested options for a period of three months following the cessation of service. The option term may be extended in the event that exercise of the option following such a termination of service is prohibited by applicable securities laws. If an optionholder’s service relationship with the Company or any of its affiliates ceases due to disability or death, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise his or her options for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, options generally terminate upon the termination date of the individual. In no event may an option be exercised beyond the expiration of its term.

Acceptable consideration for the purchase of Common Stock issued upon the exercise of a stock option is determined by the plan administrator and may include (1) cash, check, bank draft or money order, (2) the tender of shares of Common Stock previously owned by the optionholder, (3) a net exercise of the option if it is a non-qualified stock option, or NSO, (4) a deferred payment or similar arrangement with the optionholder, and (5) other legal consideration approved by the plan administrator.

Unless the plan administrator provides otherwise, options generally are not transferable except by will, the laws of descent and distribution, or pursuant to a domestic relations order. An optionholder may designate a beneficiary, however, who may exercise the option following the optionholder’s death. The Board may also permit transfer of options to a trust provided certain conditions are met.

The aggregate fair market value, determined at the time of grant, of the Common Stock with respect to Incentive Stock Options, or ISOs, that are exercisable for the first time by an optionholder during any calendar year under all of the Company’s stock plans may not exceed $100,000. Options or portions thereof that exceed such limit are generally treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of the Company’s total combined voting power or that of any of the Company’s affiliates unless (i) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and (ii) the term of the ISO does not exceed five years from the date of grant.

Changes in Capital Structure

In the event that there is a specified type of change in the Company’s capital structure, such as a stock split or recapitalization, appropriate adjustments will be made to (1) the class and maximum number of shares reserved for issuance under the 2016 Plan, (2) the class and maximum number of shares by which the share reserve may increase automatically each year, (3) the class and maximum number of shares that may be issued upon the exercise of ISOs, (4) the class and number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding stock awards.

Other Corporate Transactions

In the event of certain specified significant corporate transactions, the plan administrator has the discretion to take any of the following actions with respect to stock awards:

•         arrange for the assumption, continuation or substitution of stock awards outstanding under the 2016 Plan by a surviving or acquiring entity or parent company;

•         arrange for the reacquisition or repurchase rights held by the Company to the surviving or acquiring entity or parent company;

•         accelerate the vesting of the stock award and provide for its termination prior to the effective time of the corporate transaction;

•         terminate unexercised stock awards held by participants no longer employed by the Company and that have not been assumed, continued or substituted; or

•         make a payment equal to the excess of (i) the value of the property the participant would have received upon exercise of the stock award over (ii) the exercise price applicable to the stock award.

The Company’s plan administrator is not obligated to treat all stock awards, even those that are of the same type, in the same manner.

Under the 2016 Plan, a corporate transaction is generally the consummation of (1) a sale or other disposition of all or substantially all of the Company’s consolidated assets, (2) a sale or other disposition of at least 90% of the Company’s outstanding securities, (3) a merger, consolidation or similar transaction following which the Company is not the surviving corporation, or (4) a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.

The plan administrator may provide, in an individual award agreement or in any other written agreement between a participant and the Company that the stock award will be subject to additional acceleration of vesting and exercisability in the event of a change of control transaction. For example, certain of the Company’s employees may receive an award agreement that provides for vesting acceleration upon the individual’s termination without cause or resignation for good reason (including a material reduction in the individual’s base salary, duties, responsibilities or authority, or a material relocation of the individual’s principal place of employment with the Company) in connection with a change of control. Under the 2016 Plan, a change of control is generally (1) the acquisition by a person or entity of more than 50% of the Company’s combined voting power other than by merger, consolidation or similar transaction; (2) a consummated merger, consolidation or similar transaction immediately after which the Company’s stockholders cease to own more than 50% of the combined voting power of the surviving entity; or (3) a consummated sale, lease or license or other disposition of all or substantially of the Company’s consolidated assets.

2017 Equity Incentive Plan

In April 2017, the Board of Directors of Original Source Entertainment adopted and the stockholders approved the 2017 Plan. The 2017 Plan is designed to provide a vehicle under which a variety of stock-based and other awards can be granted to the Company’s employees, consultants and directors, which will align the interests of award recipients with those of our stockholders, reinforce key goals and objectives that help drive stockholder value, and attract, motivate and retain experienced and highly qualified individuals who will contribute to the Company’s financial success. The Board believes that the 2017 Plan will serve a critical role in attracting and retaining high caliber employees, consultants and directors essential to our success and in motivating these individuals to strive to meet our goals.

Shares Available Under the Plan

The 2017 Plan authorizes the compensation committee or Board to provide incentive compensation in the form of stock options, stock appreciation rights, restricted stock and stock units, performance shares and units and other stock-based awards. Under the 2017 Plan, the Board is authorized to issue up to 1,300,000 shares, subject to adjustment as provided below.

Section 162(m) Tax Considerations

Section 162(m) of the Internal Revenue Code generally denies a corporate tax deduction for annual compensation exceeding $1 million paid to the principal executive officer, the principal financial officer or to any of the three other most highly compensated officers of a publicly held corporation. Accordingly, to the extent compensation income recognized by any such individual during a year as a result of an award made under the 2017 Plan (either alone or when added to other compensation paid to any of such individual during such year) exceeds $1 million, then the amount in excess of $1 million will not be deductible by us.

Description of the 2017 Plan

Authorized Shares. The maximum number of shares of Common Stock that may be issued under the 2017 Plan, is 1,300,000 shares. In addition, the number of shares of Common Stock reserved for issuance under our 2017 Plan automatically increases on January 1st of each calendar year, starting on January 1, 2018 through January 1, 2027, to an amount equal to 13% of the total number of fully-diluted shares of our Common Stock as of December 31 of the preceding calendar year, or a lesser number of shares determined by our Board. The maximum number of shares of Common Stock that may be issued on the exercise of incentive stock options under the 2017 Plan is 1,300,000.

Shares subject to awards granted under the 2017 Plan that expire or terminate without being exercised in full, or that are paid out in cash rather than in shares, do not reduce the number of shares available for issuance under the 2017 Plan. Additionally, shares become available for future grant under the 2017 Plan if they were issued under stock awards under the 2017 Plan and if we repurchase them or they are forfeited. This includes shares used to pay the exercise price of a stock award or to satisfy the tax withholding obligations related to a stock award.

Plan Administration. Our Board, or a duly authorized committee of our Board, will administer the 2017 Plan. Our Board may also delegate to one or more of our officers the authority to (1) designate employees (other than officers) to receive specified stock awards and (2) determine the number of shares subject to such stock awards. Under the

2017 Plan, our Board has the authority to determine and amend the terms of awards and underlying agreements, including:

•         recipients;

•         the exercise, purchase, or strike price of stock awards, if any;

•         the number of shares subject to each stock award;

•         the vesting schedule applicable to the awards, together with any vesting acceleration; and

•         the form of consideration, if any, payable on exercise or settlement of the award.

Under the 2017 Plan, the Board also generally has the authority to effect, with the consent of any adversely affected participant:

•         the reduction of the exercise, purchase, or strike price of any outstanding award;

•         the cancellation of any outstanding award and the grant in substitution therefore of other awards, cash, or other consideration; or

•         any other action that is treated as a repricing under generally accepted accounting principles.

Section 162(m) Limits. At such time as necessary for compliance with Section 162(m) of the Code, no participant may be granted stock awards covering more than 1,300,000 shares of our Common Stock under the 2017 Plan during any calendar year pursuant to stock options, stock appreciation rights, and other stock awards whose value is determined by reference to an increase over an exercise price or strike price of at least 100% of the fair market value of the Common Stock on the date of grant. Additionally, under the 2017 Plan, in a calendar year, no participant may be granted a performance stock award covering more than 1,300,000 shares of Common Stock or a performance cash award having a maximum value in excess of $1 million. These limitations are designed to allow us to grant compensation that will not be subject to the $1,000,000 annual limitation on the income tax deductibility of compensation paid to a covered executive officer imposed by Section 162(m) of the Code.

Stock Options. Incentive stock options and nonstatutory stock options are granted under stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for stock options, within the terms and conditions of the 2017 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of the Common Stock on the date of grant. Options granted under the 2017 Plan vest at the rate specified in the stock option agreement as determined by the plan administrator.

Restricted Stock Unit Awards. Restricted Stock Units (“RSUs”) are granted under restricted stock unit award agreements adopted by the plan administrator. RSUs may be granted in consideration for any form of legal consideration that may be acceptable to our Board and permissible under applicable law. An RSU may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the plan administrator, or in any other form of consideration set forth in the RSU agreement. Additionally, dividend equivalents may be credited in respect of shares covered by an RSU. Except as otherwise provided in the applicable award agreement, RSUs that have not vested will be forfeited once the participant’s continuous service ends for any reason.

Restricted Stock Awards. Restricted stock awards are granted under restricted stock award agreements adopted by the plan administrator. A restricted stock award may be awarded in consideration for cash, check, bank draft or money order, past services to us, or any other form of legal consideration that may be acceptable to our Board and permissible under applicable law. The plan administrator determines the terms and conditions of restricted stock awards, including vesting and forfeiture terms. If a participant’s service relationship with us ends for any reason, we may receive any or all of the shares of Common Stock held by the participant that have not vested as of the date the participant terminates service with us through a forfeiture condition or a repurchase right.

Stock Appreciation Rights. Stock appreciation rights are granted under stock appreciation grant agreements adopted by the plan administrator. The plan administrator determines the purchase price or strike price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of our Common Stock on the date of grant. A stock appreciation right granted under the 2017 Plan vests at the rate specified in the stock appreciation right agreement as determined by the plan administrator.

Performance Awards. The 2017 Plan permits the grant of performance-based stock and cash awards that may qualify as performance-based compensation that is not subject to the $1,000,000 limitation on the income tax deductibility imposed by Section 162(m) of the Code. Our compensation committee may structure awards so that the stock or cash will be issued or paid only following the achievement of certain pre-established performance goals during a designated performance period.

The performance goals that may be selected include one or more of the following: (i) earnings (including earnings per share and net earnings); (ii) earnings before interest, taxes and depreciation; (iii) earnings before interest, taxes, depreciation and amortization; (iv) earnings before interest, taxes, depreciation, amortization and legal settlements; (v) earnings before interest, taxes, depreciation, amortization, legal settlements and other income (expense); (vi) earnings before interest, taxes, depreciation, amortization, legal settlements, other income (expense) and stock-based compensation; (vii) earnings before interest, taxes, depreciation, amortization, legal settlements, other income (expense), stock-based compensation and changes in deferred revenue; (viii) earnings before interest, taxes, depreciation, amortization, legal settlements, other income (expense), stock-based compensation, other non-cash expenses and changes in deferred revenue; (ix) total stockholder return; (x) return on equity or average stockholder’s equity; (xi) return on assets, investment, or capital employed; (xii) stock price; (xiii) margin (including gross margin); (xiv) income (before or after taxes); (xv) operating income; (xvi) operating income after taxes; (xvii) pre-tax profit; (xviii) operating cash flow; (xix) sales or revenue targets; (xx) increases in revenue or product revenue; (xxi) expenses and cost reduction goals; (xxii) improvement in or attainment of working capital levels; (xxiii) economic value added (or an equivalent metric); (xxiv) market share; (xxv) cash flow; (xxvi) cash flow per share; (xxvii) cash balance; (xxviii) cash burn; (xxix) cash collections; (xxx) share price performance; (xxxi) debt reduction; (xxxii) implementation or completion of projects or processes (including, without limitation, clinical trial initiation, new and supplemental indications for existing products, and product supply); (xxxiii) stockholders’ equity; (xxxiv) capital expenditures; (xxxv) debt levels; (xxxvi) operating profit or net operating profit; (xxxvii) workforce diversity; (xxxviii) growth of net income or operating income; (xxxix) billings; (xl) bookings; (xli) employee retention; (xlii) initiation of phases of clinical trials and/or studies by specific dates; (xliii) acquisition of new customers, including institutional accounts; (xliv) customer retention and/or repeat order rate; (xlv) number of institutional customer accounts; (xlvi) budget management; (xlvii) improvements in sample and test processing times; (xlviii) regulatory milestones; (xlix) progress of internal research or clinical programs; (l) progress of partnered programs; (li) partner satisfaction; (lii) milestones related to samples received and/or tests run; (liii) expansion of sales in additional geographies or markets; (liv) research progress, including the development of programs; (lv) patient samples processed and billed; (lvi) sample processing operating metrics (including, without limitation, failure rate maximums and reduction of repeat rates); (lvii) strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property); and (lviii) and to the extent that an award is not intended to constitute “qualified performance-based compensation” under Section 162(m) of the Code, other measures of performance selected by the Board.

The performance goals may be based on company-wide performance or performance of one or more business units, divisions, affiliates, or business segments, and may be either absolute or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the Board or committee (as applicable) (i) in the award agreement at the time the award is granted or (ii) in such other document setting forth the performance goals at the time the performance goals are established, the Board or committee (as applicable) will appropriately make adjustments in the method of calculating the attainment of performance goals for a performance period as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of Common Stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under the Company’s bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles; (12) to exclude the effect of any other unusual, non-recurring gain or loss or other extraordinary item; and (13) to exclude the effects of the timing of acceptance for review and/or approval of submissions to any regulatory body. In addition, subject to certain limitations, the Board or committee (as applicable) retains the discretion to reduce or eliminate the compensation or economic benefit due on attainment of performance goals and to define the manner of calculating the performance criteria it selects to use for such performance period. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the award agreement or the written terms of a performance cash award.

Other Stock Awards. The plan administrator may grant other awards based in whole or in part by reference to our Common Stock. The plan administrator will set the number of shares under the stock award and all other terms and conditions of such awards.

Changes to Capital Structure. In the event there is a specified type of change in our capital structure, such as a stock split, reverse stock split, or recapitalization, appropriate adjustments will be made to (1) the class and maximum number of shares reserved for issuance under the 2017 Plan, (2) the class and maximum number of shares that may be issued on the exercise of incentive stock options, (3) the class and maximum number of shares subject to stock awards that can be granted to a person in a calendar year (as established under the 2017 Plan under Section 162(m) of the Code), and (4) the class and number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding stock awards.

Corporate Transactions. The 2017 Plan provides that in the event of certain specified significant corporate transactions, including: (1) a sale of all or substantially all of our assets, (2) the sale or disposition of more than 90% of our outstanding securities, (3) the consummation of a merger or consolidation where we do not survive the transaction, and (4) the consummation of a merger or consolidation where we do survive the transaction but the shares of our Common Stock outstanding before such transaction are converted or exchanged into other property by virtue of the transaction, unless otherwise provided in an award agreement or other written agreement between us and the award holder, the administrator may take one or more of the following actions with respect to such stock awards:

•         arrange for the assumption, continuation, or substitution of a stock award by a successor corporation;

•         arrange for the assignment of any reacquisition or repurchase rights held by us to a successor corporation;

•         accelerate the vesting, in whole or in part, of the stock award and provide for its termination before the transaction;

•         arrange for the lapse, in whole or in part, of any reacquisition or repurchase rights held by us;

•         cancel or arrange for the cancellation of the stock award before the transaction in exchange for a cash payment, or no payment, as determined by the Board; or

•         make a payment, in the form determined by our Board, equal to the excess, if any, of the value of the property the participant would have received on exercise of the awards before the transaction over any exercise price payable by the participant in connection with the exercise.

The plan administrator is not obligated to treat all stock awards or portions of stock awards, even those that are of the same type, in the same manner and is not obligated to treat all participants in the same manner.

In the event of a change in control, awards granted under the 2017 Plan will not receive automatic acceleration of vesting and exercisability, although this treatment may be provided for in an award agreement. Under the 2017 Plan, a change in control is defined to include (1) the acquisition by any person or company of more than 50% of the combined voting power of our then outstanding stock, (2) a merger, consolidation, or similar transaction in which our stockholders immediately before the transaction do not own, directly or indirectly, more than 50% of the combined voting power of the surviving entity (or the parent of the surviving entity), (3) a sale, lease, exclusive license, or other disposition of all or substantially all of our assets other than to an entity more than 50% of the combined voting power of which is owned by our stockholders, and (4) an unapproved change in the majority of the Board.

Transferability. A participant may not transfer stock awards under the 2017 Plan other than by will, the laws of descent and distribution, or as otherwise provided under the 2017 Plan.

Plan Amendment or Termination. Our Board has the authority to amend, suspend, or terminate the 2017 Plan, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require the approval of our stockholders. No incentive stock options may be granted after the tenth anniversary of the date our Board adopted the 2017 Plan. No stock awards may be granted under the 2017 Plan while it is suspended or after it is terminated.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

There have been no transactions since January 1, 2016 to which NeuroOne, Inc. or the Company has been a participant in which the amount involved exceeded or will exceed the lesser of $120,000 or 1% of the average of the Company’s total assets as of December 31, 2017, and in which any of our directors, executive officers or holders of more than five percent of our capital stock, or any members of their immediate family, had or will have a direct or indirect material interest, other than compensation arrangements which are described under “Executive Compensation” and as described below.

To identify related person transactions in advance, we rely on information supplied by our executive officers, directors and certain significant stockholders. We maintain a written policy for the review, approval or ratification of related person transactions, and our Board or audit committee reviews all related person transactions identified by us. The Board or audit committee approves or ratifies only those related person transactions that are determined by it to be, under all of the circumstances, in the best interests of the Company and its stockholders.

In addition, under the Code of Business Conduct and Ethics, the Company’s employees, officers and directors are discouraged from entering into any transaction that may cause a conflict of interest for the Company. In addition, they must report any potential conflict of interest, including related person transactions, to their supervisor or the Chief Executive Officer. The Company adopted a Related Persons Transactions Policy in January, 2018.

NeuroOne LLC Merger into NeuroOne, Inc.

The LLC was formed as a limited liability company in Minnesota on December 13, 2013 and merged with and into NeuroOne on October 27, 2016. The founder and sole member of the LLC received, upon the effectiveness of the merger, in consideration for the cancellation of his membership interests in the LLC, 5,000 NeuroOne Shares (85,051 shares, as converted based on the Exchange Ratio). The holders of NeuroOne Shares, including David Rosa, our Chief Executive Officer and director, Mark Christianson, our Vice President of Marketing and Sales, and Wade Fredrickson, our former Vice President of Therapy and Product Development, received, upon the effectiveness of the Merger, one NeuroOne Share for every three NeuroOne Shares held pre-Merger.

NeuroOne, Inc. Founders Shares

In October 2016, prior to the Merger, NeuroOne issued 301,670 NeuroOne Shares (5,131,514 shares, as converted based on the Exchange Ratio) as founders’ shares in a private placement to seven individuals (who were all accredited investors), including David Rosa, our Chief Executive Officer and director, Mark Christianson, our Vice President of Marketing and Sales, and Wade Fredrickson, our former Vice President of Therapy and Product Development. The value applied to the shares issued was $0.03 per NeuroOne Share ($0.00176361 per share, as converted based on the Exchange Ratio) based on a valuation utilizing a weighted average market value of invested capital methodology. In June 2017, the purchase price owed by the seven individuals for the founders’ shares under their respective subscription agreements totaling $9,050 was forgiven by the Company in its entirety.

Stockholders Agreement

In connection with the issuance of founders’ shares described above, NeuroOne entered into a stockholders agreement with the recipients of founders’ shares, which was also executed by the recipients of NeuroOne Shares subsequent to the execution of the stockholders agreement.

The stockholders agreement, among other things, grants certain of our stockholders drag-along rights and preemptive rights with respect to NeuroOne Shares issued in subsequent offerings. The parties to the stockholders agreement agreed to vote their NeuroOne Shares to ensure that the board size and composition is as directed by the then current NeuroOne board of directors and designated David Rosa and Paul Buckman as the initial directors of NeuroOne, Inc. The stockholders agreement, by its terms, terminated at the closing of the Acquisition.

Issuance of Notes and Warrants

Between November 2016 and June 2017, NeuroOne issued convertible promissory notes and warrants to investors in a private placement, including, in June 2017, a convertible note for $50,000 and warrants to the founder and sole owner of the LLC. Between September 2017 and February 2018, the Company issued convertible promissory notes and warrants to investors in several private placements, including, in October 2017, a convertible note for $50,000 and warrants to the founder and sole owner of the LLC, and in February 2018, a convertible note for $125,000 and warrants to Lifestyle Healthcare LLC, a greater than 5% stockholder of the Company. The convertible promissory notes have an interest rate of 8% per year.

Mayo Development Agreement

Pursuant to the Mayo Development Agreement, we have agreed to license worldwide (i) certain know how for the development and commercialization of products, methods and processes related to flexible circuit thin film technology for the recording of tissue and (ii) the products developed therefrom, and to partner with the Mayo Foundation for Medical Education and Research (“Mayo”) to assist the Company in the investigation, research application, development and improvement of such technology. Mayo has agreed to assist us by providing access to the Mayo Principal Investigators in developing a minimally invasive device/delivery system and procedure for a minimally invasive approach for the implantation of our cortical thin film flexible circuit technology developed by the Company, including prototype development, animal testing, protocol development for human and animal use, abstract development and presentation and access to and license of any intellectual property that the Mayo Principal Investigators develop relating to the procedure.

Whether or not any such technology, product, method, process, device or delivery system is developed, we agreed, in consideration for Mayo’s efforts under the Mayo Development Agreement, to pay Mayo a cash payment of approximately $92,000 on the earlier of September 30, 2017 or the date we raise a minimum amount of financing. We did not make this payment by September 30, 2017 and breached this provision of the Mayo Development Agreement. Mayo granted us an extension of this deadline to December 31, 2017, and we made this payment within such extended deadline.

On May 25, 2017, NeuroOne issued Mayo 50,556 NeuroOne Shares (859,976 shares, as converted based on the Exchange Ratio) pursuant to a Subscription Agreement, pursuant to which Mayo is a holder of over 5% of our outstanding Common Stock. Finally, we have agreed to pay Mayo a royalty equal to a single-digit percentage of our product sales pursuant to the Mayo Development Agreement. Mayo may purchase any developed products licensed under the Mayo Development Agreement at the best price offered by us to the end user in the prior year. The Mayo Development Agreement will expire on May 25, 2037 and may be terminated by Mayo for cause or under certain circumstances.

The Placement Agent

HRA Capital has acted as a placement agent for private placements by us and NeuroOne. HRA Capital is affiliated with two of our greater than 5% stockholders, Chromium 24 LLC and Lifestyle Healthcare LLC. Pursuant to the engagement letter with such placement agent, NeuroOne paid the placement agent a cash fee of $113,610, agreed to issue to the placement agent a warrant to purchase shares of Common Stock (or common stock equivalents) in an amount equal to 8% of the shares purchased by certain investors in the transaction and agreed to issue to the placement agent warrants to purchase shares of Common Stock (or common stock equivalents) in an amount equal to 10% of the shares purchased by certain investors in certain subsequent private placement transactions. The placement agent warrants will be immediately exercisable and expire five years from the date of issuance.

We also received a short-term unsecured loan for $50,000 in November 2016 from the placement agent. We incurred no fees or interest costs related to such temporary loan and repaid it in full in February 2017.

Original Source Entertainment Related Person Transactions

Prior to the Acquisition, Original Source Entertainment’s administrative functions were operated from the offices of Mr. Samad, and Original Source Entertainment did not pay Mr. Samad for the use of such space. Also, prior to the Acquisition, for the years ended December 31, 2017 and 2016, Original Source Entertainment received advances of $11,572 and $21,106 from a related party.

The Acquisition

Pursuant to the Merger Agreement for the Acquisition whereby NeuroOne became a wholly-owned subsidiary of the Company, each holder of NeuroOne Shares outstanding immediately prior to the closing received shares of Common Stock in exchange therefore based on the Exchange Ratio, with all fractional shares rounded down to the nearest whole share. Accordingly, we issued 793,822, 1,423,206 and 2,840,731 shares of Common Stock to Messrs. Rosa,

Christianson and Fredrickson, respectively, options to purchase 34,020 shares of Common Stock to each of Messrs. Buckman, Kalia and Mathiesen, members of our Board, and 859,976 shares of Common Stock to Mayo, a holder of over 5% of our outstanding Common Stock. The Merger Agreement also provides that Mr. Rosa be appointed as a director of the Company upon the closing of the Acquisition. Further, pursuant to the Merger Agreement, Mr. Samad (the majority owner of Original Source Entertainment) tendered for cancellation 3,500,000 shares held by him as part of the conditions to closing.

Lock-Up Agreement

On March 1, 2018, Wade Fredrickson, a greater than 5% stockholder of the Company, entered into a lock-up agreement with the Company in which he agreed, subject to certain exceptions, not to offer, sell, transfer or otherwise dispose of the Company’s securities for a period of 18 months following the effective date of the agreement.

Indemnification Agreements

Our certificate of incorporation contains provisions limiting the liability of directors, and our bylaws provides that we indemnify each of our directors to the fullest extent permitted under Delaware law. Our certificate of incorporation and bylaws also provide our Board with discretion to indemnify our officers and employees when determined appropriate by the Board.

In addition, we have entered into an indemnification agreement with our directors and our executive officers.

ADDITIONAL INFORMATION

Stockholder Proposals to be Presented at Next Annual Meeting

Requirements for Stockholder Proposals to be Brought Before an Annual Meeting. Our Amended and Restated Bylaws provide that for stockholder nominations to our Board or other proposals to be considered at an annual meeting, the stockholder must give timely notice thereof in writing to the Secretary at 10006 Liatris Lane, Eden Prairie, Minnesota 55347.

To be timely for the Company’s 2019 Annual Meeting of Stockholders, a stockholder’s notice must be delivered to or mailed and received by our Secretary at our principal executive offices not earlier than the close of business on February 5, 2019 and not later than the close of business on March 7, 2019. A stockholder’s notice to the Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting the information required by applicable law and our bylaws. In no event will the public announcement of an adjournment or a postponement of our annual meeting commence a new time period for the giving of a stockholder’s notice as provided above.

Requirements for Stockholder Proposals to be Considered for Inclusion in our Proxy Materials. Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at our 2019 annual meeting of stockholders must be received by us not later than December 31, 2018 in order to be considered for inclusion in our proxy materials for that meeting. A stockholder’s notice to the Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting the information required by applicable law and our bylaws.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Exchange Act requires our directors, executive officers and any persons who own more than 10% of our Common Stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulation to furnish us with copies of all Section 16(a) forms that they file. Based solely on our review of the copies of such forms furnished to us and written representations from the directors and executive officers, Chromium 24 LLC filed a late report on Form 3, and Amer Samad filed two late reports on Form 4 reporting two transactions; otherwise, no insider failed to file on a timely basis a Section 16(a) report in 2017.

“Householding” — Stockholders Sharing the Same Address

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our annual report on Form 10-K and proxy materials unless the affected stockholder has provided other instructions. This procedure reduces printing costs and postage fees, and helps protect the environment as well.

We expect that a number of brokers with account holders who are our stockholders will be “householding” our annual report on Form 10-K and proxy materials. A single set of an annual report on Form 10-K and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from one or more of the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting your broker.

Upon written or oral request, we will undertake to promptly deliver a separate copy of the annual report on Form 10-K and other proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the annual report on Form 10-K and other proxy materials, you may write our Chief Executive Officer at 10006 Liatris Lane, Eden Prairie, Minnesota 55347, or call 952-237-7412.

Any stockholders who share the same address and currently receive multiple copies of our annual report on Form 10-K and other proxy materials who wish to receive only one copy in the future can contact their bank, broker or other holder of record to request information about “householding” or our Chief Executive Officer at the address or telephone number listed above.

Available Information

We will mail without charge, upon written request, a copy of our annual report on Form 10-K for the year ended December 31, 2017, including the financial statements and list of exhibits, and any exhibit specifically requested. Requests should be sent to Dave Rosa, our Chief Executive Officer, 10006 Liatris Lane, Eden Prairie, Minnesota 55347.

OTHER MATTERS

Our Board does not presently intend to bring any other business before the meeting and, so far as is known to the Board, no matters are to be brought before the meeting except as specified in the notice of the meeting. As to any business that may arise and properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

# NEUROONE MEDICAL TECHNOLOGIES CORPORATION
# PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
# June 5, 2018
# THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of NeuroOne Medical Technologies Corporation (the "Company") hereby appoints Dave Rosa and Paul Buckman, or either of them, each with full power of substitution, as proxies of the undersigned to vote all shares of common stock of the Company that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on Tuesday, June 5, 2018, 9:00 a.m., Central time, at the offices of Northland Securities, 150 South Fifth Street, Suite 3300, Minneapolis, Minnesota 55402, and all adjournments or postponements thereof, and to otherwise represent the undersigned at the annual meeting with all the powers possessed by the undersigned if personally present at the meeting. The undersigned revokes any proxy previously given to vote at such meeting. The undersigned hereby instructs said proxies or their substitutes to vote as specified on the reverse side of this card on each of the matters specified and in accordance with their judgment on any other matters which may properly come before the meeting or any adjournment or postponement thereof.

**This proxy, when properly executed, will be voted as directed. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE NOMINEE IN PROPOSAL 1, FOR PROPOSALS 2 AND 3 AND FOR 3 YEARS IN PROPOSAL 4.**

**CONTINUED AND TO BE MARKED, DATED AND SIGNED ON THE OTHER SIDE**

▲ **PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.** ▲

**Notice Regarding the Availability of Proxy Materials for the Annual Meeting:**
**The 2018 Proxy Statement and 2017 Annual Report are available at**
**http://www.viewproxy.com/neurooneinc/2018**

Please mark your votes like this ☒

**The Board of Directors recommends you vote FOR the following:**

1. Election of Class I Director:

| Nominee: | For | Withhold |
|---|---|---|
| 01 Paul Buckman | ☐ | ☐ |

**The Board of Directors recommends you vote FOR proposals 2 and 3.**

| | For | Against | Abstain |
|---|---|---|---|
| 2. Ratification of the appointment of BDO USA, LLP as independent registered public accounting firm for the fiscal year ending December 31, 2018. | ☐ | ☐ | ☐ |
| 3. Advisory approval of the compensation of our named executive officers. | ☐ | ☐ | ☐ |

| | 1 Year | 2 Years | 3 Years | Abstain |
|---|---|---|---|---|
| 4. Advisory recommendation on the frequency of an advisory vote on named executive officer compensation. | ☐ | ☐ | ☐ | ☐ |

**NOTE:** Such other business as may properly come before the meeting or any adjournment thereof.

DO NOT PRINT IN THIS AREA
(Shareholder Name & Address Data)

I plan on attending the meeting ☐

Date: ______________________

______________________
Signature

______________________
Signature (if held jointly)

Address Change/Comments: (If you noted any Address Changes and/or Comments above, please mark box.) ☐

NOTE: Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

**CONTROL NUMBER**

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▲ **PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.** ▲

**CONTROL NUMBER**

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# PROXY VOTING INSTRUCTIONS

Please have your 11-digit control number ready when voting by Internet or Telephone

**INTERNET**

**Vote Your Proxy on the Internet:**

**Go to www.AALVote.com/NMTC**

Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

**TELEPHONE**

**Vote Your Proxy by Phone:**

**Call 1 (866) 804-9616**

Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

**MAIL**

**Vote Your Proxy by Mail:**

Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.